Exhibit 10.18

SERVICES AND SECONDMENT AGREEMENT

THIS SERVICES AND SECONDMENT AGREEMENT (this “Agreement”) is dated as of March 10, 2011 by and between Vulcan Holdings, Inc., a Georgia corporation (“Vulcan”), Fox Factory, Inc., a California corporation (“Fox”), and Fox Factory Holding Corp., a Delaware corporation and the sole shareholder of Fox (“Parent” and, collectively with Vulcan and Fox, the “Parties”).

WHEREAS, Vulcan desires to provide executive management services to Parent and Fox and, in connection therewith, an interim chief executive officer to Fox, and Parent and Fox desire to obtain such executive management services in furtherance of their business, commencing March 21, 2011 (the “Effective Date”) and otherwise subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the Parties agree as follows:

1. Retention of Services. Subject to the terms and conditions of this Agreement:

(a) Fox hereby retains Vulcan, and Vulcan hereby agrees to be retained by Fox, to provide such executive management services as may from time to time be requested by Parent or Fox (collectively, the “Services”). Vulcan acknowledges and agrees that it may, from time to time, be requested to perform Services, directly or indirectly, for Parent, Fox and/or any subsidiaries of Fox.

(b) In connection with the provision by Vulcan of the Services, Vulcan hereby agrees to second to Fox during the Retention Term (as defined in Section 4 hereof), and Fox hereby agrees to accept such secondment of, Larry L. Enterline (“Enterline”) as the interim Chief Executive Officer (“Interim CEO”) of Fox, and Enterline hereby agrees to so serve as Interim CEO. Vulcan further agrees that Enterline will be available to serve on the Board of Directors of Fox during the Retention Term.

(c) Fox agrees to cause Enterline to have all necessary power and authority to act as its Interim CEO and, for so long as Enterline serves as Interim CEO, Parent agrees to elect (or-reelect, as the case may be) Enterline to the Board of Directors of Fox.

(d) Enterline will be permitted to, and will, perform his duties and services as Interim CEO at either the principal executive offices of Fox located in Watsonville, California (or at any other office from time to time established by Fox as its principal executive offices) or at any office established by Vulcan within the United States.

2. Compensation and other Consideration. Subject to Section 5(a), in consideration of the Services, including the services and duties of Enterline as Interim CEO, during the Retention Term:

(a) Fox shall pay to Vulcan (or its designee or designees) an annual fee in readily available funds in an amount equal to $700,000 (the “Annual Fee”), payable in arrears in equal semi-monthly installments on or about the 15th and the last day of each calendar month (each a “Payment Date”) during the Retention Term, commencing on the first Payment Date following the Effective Date (the first installment to be pro rated from the Effective Date to the applicable Payment Date).

(b) Vulcan shall also be eligible to receive from Fox in respect of the secondment of Enterline the following incentive fees:

(i) an incentive fee payable annually (pro rated for each portion of a calendar year) (the “Incentive Fee”) equal to the sum of (A) an escalating percentage of $500,000 (the “Maximum First Tier Incentive Fee”) plus (B) an escalating percentage of $250,000 (the “Maximum Second Tier Incentive Fee”), where each such applicable escalating percentage is a function of actual EBITDA (as defined below) for the applicable calendar year (or pro rated portion thereof) as compared to EBITDA as budgeted for such calendar year and approved by the Board of Directors of Fox (“Budgeted EBITDA”), all as set forth in the table below (for purposes of this Section 2(b)(i), “EBITDA” shall mean, for each calendar year, consolidated net income of Fox and its subsidiaries for such year plus, to the extent deducted in determining such consolidated net income, interest expense, income tax expense, depreciation and amortization):

Achieved % of Budgeted EBITDA	Earned % of Maximum First Tier Incentive Fee	Earned % of Maximum Second Tier Incentive Fee
≤ 90%	0%	0%
>90% but <100%	(a)	0%
100%	100%	0%
>100% but <110%	100%	(b)
≥110%	100%	100%

(a)	For each percentage increase (or the proportionate portion thereof) in the Achieved % of Budgeted EBITDA above 90%, the Earned Percentage of Maximum First Tier Incentive Fee is increased by 10% (or the proportionate portion thereof). For purposes of illustration, at an Achieved % of 95%, the Earned % would be 50% (resulting in a First Tier Incentive Fee of $250,000).
(b)	For each percentage increase (or the proportionate portion thereof) in the Achieved % of Budgeted EBITDA above 100%, the Earned Percentage of Maximum Second Tier Incentive Fee is increased by 10% (or the proportionate portion thereof). For purposes of illustration, at an Achieved % of 105%, the Earned % would be 50% (resulting in a Second Tier Incentive Fee of $125,000 and a total Incentive Fee of $625,000).

and

(ii) a one-time end-of-Retention Term fee (the “End-of-Term Fee”) of up to $1,000,000 if, at the end of the Retention Term, the performance measures as set forth on Exhibit A attached hereto have, in the reasonable discretion of the Board of Directors of Fox, been achieved.

(c) In addition to the Annual Fee and to any Incentive Fee or End-of-Term Fee, Vulcan shall be granted options (the “Options”) to purchase, under the 2008 Non-Statutory Stock Option Plan of Fox Factory Holding Corp. (the “Option Plan”), 17,864 shares of common stock, par value $0.001 per share, of Fox Factory Holding Corp. (the “Shares”). The Option price per Share shall be the per Share fair market value of the Shares on the Effective Date as determined in accordance with the provisions of, and the Options shall in all respects be subject to, the Option Plan. The Option Agreement or Option Agreements (as defined in the Plan) pursuant to which the Options are granted would provide that (i) the Options would vest one-half (1/2) on the one-year anniversary of the Effective Date and one-half (1/2) on the two-year anniversary of the Effective Date (in each case, provided Enterline is then serving as Interim CEO), (ii) to the extent not already vested, all Options would automatically vest upon either a Change of Control (as such term is defined in existing Option Agreements under the Option Plan) or, as provided in Section 5(b)(iii), in connection with the termination of this Agreement by Fox without Cause, and (iii) Vulcan would have ten (10) years from the date of grant during which to exercise all vested Options.

(d) In addition to the Annual Fee, any Incentive Fee or End-of-Term Fee, and the Options, Fox shall (i) pay to Vulcan $2,500 per month to cover general and administrative costs incurred by Vulcan and/or Enterline in connection with the providing of the Services (“Administrative Costs”) and (ii) reimburse Enterline for all reasonable, ordinary and necessary business expenses incurred by him in connection with the performance of services as Interim CEO (which reimbursement will be governed by the business expense reimbursement policies of Fox as established from time to time) (“Business Expenses”).

(e) Fox shall cause Enterline, in his capacity as a director and officer of Fox, to be covered by indemnification and exculpation under any applicable provisions of Fox’s Articles of Incorporation and Bylaws and to be covered under any D&O insurance policy in effect from time to time.

3. Covenants in Respect of Conflicts, Non-Solicitation, Non-Disparagement, Proprietary Rights and Confidentiality.

(a) Conflicts of Interest. During the term of this Agreement and for a period of three (3) years following its termination or expiration (the “Restricted Period”), Vulcan covenants and agrees not to provide, and to prohibit Enterline from providing, any services, of any type or nature (whether through its employees, agents, consultants or otherwise), directly or indirectly through any one or more intermediaries, to any individual, corporation, limited liability company, partnership or other entity (each a “Person”) that competes, directly or indirectly, with Fox and its subsidiaries or affiliates in any business conducted by Fox at any time during the Retention Term.

(b) Non-Solicitation; Non-Disparagement. During the Restricted Period, Vulcan covenants and agrees not to, and to cause Enterline not to, directly or indirectly:

(i) contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) any person employed by Fox or any of its subsidiaries at any time during the Restricted Period, without the prior written consent of the Board of Directors of Fox;

(ii) solicit or attempt to induce any customer or other business relation of Fox or any of its subsidiaries into any business relationship (including the termination or rescission of the relationship with Fox) which might materially harm Fox or any related, affiliated or subsidiary organization of Fox; or

(iii) participate or concur in any remarks or actions, other than with representatives of Fox or intended in good faith to further the business interests of Fox, that are disparaging or detrimental in any way to the business or personal reputation of Fox and any related, affiliated or subsidiary organization of Fox, or any directors, officers, employees or representatives of Fox or any such Person.

(c) Proprietary Rights.

(i) Fox or its applicable subsidiary (as applicable, the “Owner”) shall be the sole and exclusive owner of all products, devices, computer programs, techniques, procedures, discoveries, inventions, methodologies, improvements, know-how and original works of authorship, and all materials, texts, drawings, specifications, reports, data and other recorded information, in preliminary or final form, that result from or are suggested by Vulcan or Enterline during the Retention Term, or that are created, developed, conceived, reduced to practice, developed, discovered, invented or made by Vulcan or Enterline (whether solely or jointly with others) in connection with the performance of the Services. To the extent permitted under the U.S. Copyright Act (or any successor statute), all of the foregoing (the “Proprietary Materials”) will constitute “works made for hire,” and the ownership of such Proprietary Materials will vest in the Owner at the time they are created. To the extent the Proprietary Materials are not “works made for hire” under applicable copyright laws, Vulcan hereby assigns and transfers, and agrees to cause Enterline to assign and transfer, to Owner all right, title and interest that Vulcan or Enterline may now or hereafter have in the Proprietary Materials. Vulcan agrees to (i) promptly disclose to Fox the creation or existence of all Proprietary Materials, and (ii) take, and to cause Enterline to take, such action as Fox may reasonably request, at Fox’s expense, to evidence, transfer, vest or confirm Owner’s right, title and interest in the Proprietary Materials.

(ii) Title to any and all company property which is furnished or provided to, created by or obtained by Vulcan or Enterline hereunder shall remain in Owner.

(d) Confidentiality.

(i) Nondisclosure of Confidential Information. In connection with the provision of the Services, Enterline and/or Vulcan may be entrusted with information, whether disclosed in written, verbal or visual form, relating to the business, strategy, technology, products, marketing plans, financial condition, employees, vendors, partners and/or customers of Fox and its subsidiaries and affiliates (“Confidential Information”). Such Confidential Information will be labeled as such or will be reasonably obvious from its contents. Vulcan and Enterline: (A) shall treat all such Confidential Information as strictly confidential; (B) shall use such Confidential Information only for the purposes contemplated in this Agreement; (C) shall protect such Confidential Information, whether in storage or in use, with the same degree of care as Vulcan uses to protect its own proprietary information against public disclosure, but in no case with less than reasonable care, (D) shall not disclose such Confidential Information to any third party except to such employees or agents of Vulcan on a need-to-know basis who shall (i) be advised by Vulcan or Enterline, as applicable, of the existence of this Agreement and (ii) agree to be bound by the provisions hereof, and (E) shall be responsible for any unauthorized use or disclosure of Confidential Information by such employees.

(ii) Exclusions. The provisions of Section 3(d)(i) shall not apply to any information which: (A) was in the public domain on the date hereof or comes into the public domain other than through the fault or negligence of Vulcan; (B) was lawfully obtained by Vulcan from a third party without breach of this Agreement and otherwise not in violation of Fox’s or its subsidiaries’ or affiliates’ rights; (C) was known to Vulcan at the time of disclosure as shown by Vulcan’s records in existence at the time of disclosure; or (D) is required to be disclosed, in the opinion of counsel to Vulcan, pursuant to applicable law, rule, regulation, stock exchange rule, subpoena or the order of any court or governmental agency.

(iii) Return. Upon the expiration or termination of this Agreement, and in any event upon Fox’s request at any time, Vulcan shall, and shall cause Enterline to, (A) return to Fox, or destroy in a manner acceptable to Fox, all company property, including, without limitation, any property (including any copies, extracts or summaries thereof) embodying Confidential Information, and (B) certify in writing to Fox, within 10 days following Fox’s request, that all such company property has been returned or destroyed.

(e) Enterline. Notwithstanding anything herein to the contrary, during the Retention Term:

(i) Enterline shall (i) devote such of his time, attention and energies to the business of Fox as is necessary for him to diligently and to the best of his ability perform all duties incident to his service as Interim CEO hereunder; (ii) use his best efforts to promote the interests and goodwill of Fox; and (iii) perform such other duties commensurate with the position of Interim CEO as the Board of Directors of Fox may from time-to-time assign to him; and

(ii) Enterline shall obtain the written consent of the Board of Directors of Fox prior to serving on public corporate, civic or charitable boards or committees. Notwithstanding the foregoing, this Section 3(e)(ii) shall not be construed as preventing Enterline from serving on the public corporate, civic or charitable boards or committees on which he currently serves, as listed on Exhibit B, provided, however, that in no event shall any such service or business activity require the provision of substantial services by Enterline to the operations or the affairs of such businesses or enterprises such that the provision thereof would interfere in any respect with the performance by Enterline of his duties hereunder.

4. Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 5 hereof, shall continue until the date that is two (2) years after the Effective Date (such period, the “Retention Term”).

5. Termination; Effect of Termination.

(a) Termination. This Agreement may only be terminated as follows:

(i) by the mutual agreement of the Parties at any time during the Retention Term;

(ii) by Fox for Cause (as hereinafter defined) immediately upon written notice to Vulcan or as of such later date as such notice shall specify;

(iii) by Fox without Cause at any time during the Retention Term; or

(iv) by Vulcan voluntarily at any time during the Retention Term, provided that Vulcan shall give a minimum of 90 calendar days written notice of such election to voluntarily terminate this Agreement (the “Notice Period”).

(b) Effect of Termination.

(i) In the event that the Parties terminate this Agreement by mutual agreement pursuant to Section 5(a)(i), Fox shall solely be obligated to (and shall promptly) (A) pay to Vulcan in cash, in a lump sum, (I) any un-reimbursed Administrative Costs with respect to the period prior to the applicable date of termination of this Agreement (the “Termination Date”) due pursuant to Section 2(d) hereof (collectively, the “Accrued Administrative Costs”), (II) any unpaid amount of the Annual Fee due pursuant to Section 2(a) hereof with respect to the period commencing as of the prior applicable Payment Date and ending on the Termination Date (the “Accrued Annual Fee”), and (III) such other amounts, if any, as may be agreed in writing by the Parties, and (B) pay to Enterline in cash, in a lump sum, any un-reimbursed Business Expenses incurred prior to the Termination Date.

(ii) In the event that Fox terminates this Agreement for Cause pursuant to Section 5(a)(ii) or that Vulcan terminates this Agreement voluntarily pursuant to Section 5(a)(iv), Fox shall only be obligated to (and shall promptly) (A) pay to Vulcan in cash, in a lump sum, (I) any Accrued Administrative Costs and (II) any Accrued Annual Fee, and (B) pay to Enterline in cash, in a lump sum, any un-reimbursed Business Expenses incurred prior to the Termination Date.

(iii) In the event that Fox terminates this Agreement without Cause pursuant to Section 5(a)(iii), Fox shall solely be obligated to (and shall promptly) (A) pay to Vulcan in cash, (I) in a lump sum, any accrued Administrative Costs and (II) on each applicable Payment Date to the end of the Retention Term, the amount of the Annual Fee due pursuant to Section 2(a) hereof on each such Payment Date, and (B) pay to Enterline in cash, in a lump sum, any un-reimbursed Business Expenses incurred prior to the Termination Date, and, to the extent not already vested, all Options shall vest on the Termination Date.

(c) Definitions.

(i) For purposes of this Agreement, “Cause” means: (A) the failure of Vulcan to provide the Services or if, for any reason, Enterline is unable or unwilling to continue to serve as Interim CEO; (B) action by Enterline constituting gross negligence, willful misconduct, bad faith or reckless disregard of his duties as Interim CEO and such action, individually or in the aggregate, caused or is reasonably likely to cause a material adverse effect to the business or operations of Fox and its subsidiaries, taken as a whole; (C) the willful or grossly negligent violation of any law by Enterline which causes material injury to the business or operations of Fox and its subsidiaries, taken as a whole or entry of a plea of nolo contendere (or similar plea) to a charge of such an offense; (D) conduct by Enterline which causes Fox or any of its subsidiaries or affiliates substantial public disgrace or disrepute; (E) refusal or failure by Enterline to comply with Fox’s reasonable orders or directives or the Company’s reasonable rules, regulation, policies, procedures or practices that are not inconsistent with the terms of this Agreement or applicable law, in each case, which continues uncured for 30 days following written notice thereof from Fox to Vulcan, and (F) any material breach by Enterline of this Agreement, which, if curable, continues uncured for 30 days following written notice thereof from Fox to Vulcan.

6. Representations. Vulcan represents and warrants to Fox that: (x) Vulcan’s execution and performance of this Agreement will not violate any provision of, or conflict with, any agreement or obligation to which Vulcan may be bound; and (y) this Agreement, when executed, will constitute a valid and legally binding obligation of Vulcan, enforceable against Vulcan in accordance with the terms and conditions herein.

7. Miscellaneous.

(a) Independent Contractor. Subject to the terms and conditions hereof, (i) Vulcan shall act solely as an independent contractor; and (ii) nothing in this Agreement shall be construed or interpreted to make Fox and Vulcan partners or joint venturers, or to make one an agent or representative of the other.

(b) Employment Matters. Vulcan shall be solely responsible for all matters relating to employment matters of Enterline, including, without limitation, compliance with all applicable workers’ compensation, unemployment compensation and social security laws, and in respect of all withholding and all other federal, state and local laws and regulations governing such matters.

(c) Notices. All notices and other communications made in connection with this Agreement shall be in writing and shall be deemed given if (i) delivered personally, (ii) telecopied (which is confirmed), (iii) dispatched by a nationally recognized overnight courier service or (iv) sent by registered or certified mail (return receipt requested and postage prepaid), to the Parties at the following respective addresses:

(A) if to Vulcan or Enterline:

Vulcan Holdings, Inc.

2699 Buford Highway

Buford, GA 30518

Attn: Larry L. Enterline

Facsimile:

(B) if to Fox or Parent:

Fox Factory Holding Corp.

2010 Main, Suite 1020

Irvine, CA 92614

Attn: Patrick Maciariello

Facsimile: (949) 333-5043

or to such other address or to such other person or persons designated in writing by such Party or counsel, as the case may be. Notices delivered pursuant to clauses (i) or (ii) of this Section 7(c) shall be deemed given on the day delivered or transmitted, respectively; and notices delivered pursuant to clauses (iii) or (iv) of this Section 7(c) shall be deemed given on the second business day following the day sent, whether or not such notice was actually received on such business day.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law rules thereof.

(e) Injunctive Relief. Fox and Vulcan acknowledge that the extent of damages in the event of the breach of any provision of Section 3 would be difficult or impossible to ascertain, and that there will be available no adequate remedy at law in the event of any such breach. Each party therefore agrees that in the event Vulcan breaches any provision of Section 3, Fox will be entitled to injunctive or other equitable relief, in addition to any other relief to which it may be entitled.

(f) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (ii) the remainder of this Agreement and the application of such provision to other persons or entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(g) Amendment, Waiver, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of such amendment, modification, discharge or waiver is sought.

(h) Entire Agreement, etc. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and/or negotiations (whether written or oral) between the Parties with respect to such subject matter.

(i) Survival. The rights and obligations contained in Sections 3 and 7 of this Agreement shall survive the termination or expiration of this Agreement and shall be fully enforceable thereafter.

(j) Binding Effect, etc. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns; provided, however, that neither Party shall assign this Agreement or the rights and obligations hereunder, in whole or in part, without the prior written consent of the other Party.

(k) Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision of this Agreement is validly asserted as a defense, the prevailing Party, as determined by a court of competent jurisdiction, shall be entitled to recover reasonable and documented attorneys’ fees in addition to any other available remedy.

(l) Terminology and Construction.

(i) All words in this Agreement, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number (singular or plural) and any other gender (masculine, feminine or neuter), as the context of this Agreement may require.

(ii) Unless otherwise indicated herein, any reference in this Agreement to a Section shall mean the applicable section of this Agreement.

(iii) As used herein, the words “include”, “includes” or “including” shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, but rather shall be deemed to refer to all other items and matters that could reasonably fall within the broadest possible scope of such statement, term or matter.

(iv) The headings in this Agreement are intended for reference purposes only and shall be given no effect in the construction and interpretation hereof.

(v) As used in this Agreement, the words “herein” , “hereof” and other similar words shall refer to this Agreement taken as a whole and not to a particular Section

(vi) The Parties and their respective legal counsel have participated jointly in the drafting and negotiation of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall not be construed against (and no presumption or burden of proof shall arise favoring or disfavoring) any Party.

(m) Counterparts, etc. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and both of which taken together shall constitute one and the same agreement. Facsimile signatures shall be sufficient to bind the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

FOX FACTORY, INC.

By:	/s/ Elias J. Sabo
Name: Elias J. Sabo
Title: Vice President, Treasurer, Secretary

FOX FACTORY HOLDING CORP.

By:	/s/ Elias J. Sabo
Name: Elias J. Sabo
Title: President

VULCAN HOLDINGS, INC.

By:	/s/ Larry L. Enterline
Name: Larry L. Enterline
Title: Chief Executive Officer

Acknowledged and agree to by:

/s/ Larry L. Enterline
Larry L. Enterline

EXHIBIT A

End-of-Term Fee

[to be determined/agreed]

EXHIBIT B

Business Activities

Public Boards

Concurrent Computer Corporation (CCUR)

Raptor Networks Technology Inc. (RPTN)

Major Philanthropic Involvement

The Enterline Foundation

FIRST AMENDMENT TO SERVICES AND SECONDMENT AGREEMENT

THIS FIRST AMENDMENT TO SERVICES AND SECONDMENT AGREEMENT (this “Amendment”) is effective as of March 21, 2013 and amends that certain Services and Secondment Agreement by and between Vulcan Holdings, Inc., a Georgia corporation (“Vulcan”), Fox Factory, Inc., a California corporation (“Fox”), and Fox Factory Holding Corp., a Delaware corporation and the sole shareholder of Fox (“Parent” and, collectively with Vulcan and Fox, the “Parties”) dated as of March [21], 2011 (the “Agreement”). Capitalized terms used herein and not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Agreement expires by its terms on March 21, 2013; and

WHEREAS, the Parties desire to extend the Retention Term as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the Parties agree as follows:

1. Section 4 of the Agreement is hereby amended and restated in its entirety and replaced with the following:

“4. Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 5 hereof, shall continue until June 22, 2013 (such period, the “Retention Term”).”

2. Except for the foregoing, the Agreement shall remain unchanged and in full force and effect as written.

3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and both of which taken together shall constitute one and the same agreement. Facsimile and signatures via electronic transmission (including portable document format (.pdf)) shall be sufficient to bind the Parties.

{Signature Pages Follow}

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date first written above.

FOX FACTORY, INC.

By: /s/ Patrick A. Maciariello
Name: Patrick A. Maciariello
Title: Vice President

FOX FACTORY HOLDING CORP.

By: /s/ Patrick A. Maciariello
Name: Patrick A. Maciariello
Title: Vice President

VULCAN HOLDINGS, INC.

By: /s/ Larry L. Enterline
Name: Larry L. Enterline
Title: Chief Executive Officer

Acknowledged and agree to by:

/s/ Larry L. Enterline
Larry L. Enterline